Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 13, 2020, with respect to our audit of the consolidated financial statements of Scuf Holdings, Inc. and Subsidiaries as of December 18, 2019 and for the period January 1, 2019 through December 18, 2019, incorporated by reference herein.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

September 25, 2020